EXHIBIT 23.1

CONSENT OF SILVIA MACA

I hereby consent to the use of my name and the making of statements with respect to me under the heading “Official Statements” in the Prospectus included in this Registration Statement and under the heading “Sources of Information” in Amendment No. 1 to Annual Report on Form 18-K/A for the year ended December 31, 2008 of Oesterreichische Kontrollbank AG and the Republic of Austria, Incorporated by reference in the Prospectus included in this Registration Statement.

Date: October 15, 2009

/S/ SILVIA MACA
Silvia Maca
Director
Head of the Division of Export Financing and International Export Promotion Policy, Ministry of Finance of the Republic of Austria